                                                                   EXHIBIT 10.19
                                                                   -------------



                            [ON TENNECO LETTERHEAD]



                                 March 12, 1992



Mr. Dana G. Mead
27 Strickland Road
Cos Cob, CT  06807

Dear Dana:

On behalf of Tenneco, Inc. ("Tenneco") and Tenneco Management Company ("Company"), I am pleased to offer you the position of President and Chief Operating Officer under the following terms and conditions:

1. Your employment will commence about April 1, 1992 or upon termination of your present employment if that occurs earlier. You will report directly to the Chief Executive Officer. You will serve as Chief Operating Officer and, as of May 12, 1992, you will become President of Tenneco and Chief Operating Officer.

2. The Company will pay you a monthly base salary of $47,917 ($575,000 per year), which shall be subject to such increases as may from time to time be approved by the Compensation and Benefits Committee of the Board of Directors of Tenneco, payable according to the regular pay schedule for salaried employees.

3. You will be a participant in Tenneco's Incentive Compensation Plan ("EIC Plan"). The amount distributed to you under the EIC Plan with respect to 1992 and 1993 will be no less than $300,000 for each year, payable in accordance with the terms of the EIC Plan.

4. You will be a participant in Tenneco's Deferred Compensation Plan ("DC Plan"). The amount awarded to you under the DC Plan with respect to 1992 will be no less than $60,000, payable in accordance with the terms of the DC Plan.

Mr. Dana G. Mead
March 12, 1992
Page 2


5. You will be awarded 55,000 restricted shares under Tenneco's Key Employee Restricted Stock and Restricted Unit Plan, vesting in five years following date of grant. You will be eligible to vote the stock and receive quarterly dividends. You will be eligible to receive additional stock grants annually at the discretion of the Compensation and Benefits Committee of the Board of Directors. In the event of your termination for any reason, other than death, disability or retirement, these shares will vest on a prorated basis, at a minimum, based on the number of months employed during the five year vesting period. In the event of retirement, death or disability, all shares will be fully vested regardless of length of service. Early retirement (prior to age 65) will require Board approval for vesting.

6. You will be nominated for membership on the Tenneco Inc. Board of Directors at its next meeting on March 10, 1992.

7. In consideration of benefits you will forego from your current employer, the Company will pay you $1,000,000 upon commencement of your employment.

8. You will receive non-cash compensation and personal benefits comparable to those currently provided to Tenneco's senior executive officers under Tenneco's policies in effect at the time hereof, including reimbursement for the costs of financial, tax and estate planning up to $20,000 per year.

9. Your pension benefits from all defined pension benefit plans (whether qualified or non-qualified) will at a minimum be equal to an amount to which you will have been entitled to if your coverage under the International Paper ("IP") defined benefit plans (whether qualified or non-qualified) in effect at this time had continued until your separation from service with Tenneco (less any benefits from such IP Plans). If the Company terminates your employment non-performance of your duties prior to age 60, the Company will guarantee an age 60 retirement (equivalent to that received if you fully vested at age 60), including your IP past service and bonus included in the calculation of such benefit. In the event of death while actively employed, the surviving spouse will receive retirement benefits under a 50% joint and survivor benefit provision.

     Long Term Disability is a separate program which pays 60% of base pay. If disabled, the retirement plan recognizes the years of disability towards the individual's accrual in the retirement plan.

10. The Company will purchase from you your homes in Greenwich, Connecticut and Cape Cod, Massachusetts or Windham, Vermont for a price equal to the greater of their fair market value determined by an independent appraiser or your cost for the properties.

Mr. Dana G. Mead
March 12, 1992
Page 3


11. You will be reimbursed for the costs incurred in relocating to the Houston, Texas area, including the cost of transporting your boat for normal temporary living expenses during the duration of the move to Houston and relocation from the Northeast.

12. If the Company terminates your employment other than upon your death, disability or the material non-performance of your duties, it will pay you a severance benefit in an amount equal to the sum of (i) three times your base salary then in effect and (ii) $300,000. If you resign voluntarily, you will not be entitled to any severance benefits.

13. You will be provided an annual physical examination. You will also be provided membership in a country club of your choice and a dining or social club of your choice related to the performance of your role as President and Chief Operating Officer.

14. You will be provided an automobile, including gas, maintenance, and insurance in accordance with Tenneco company policy.

Materials for the Tenneco Inc. Executive Incentive Plan, Restricted Stock and Deferred Compensation Plan are being mailed to you. Ken Otto is available to answer any questions you may have.

Please acknowledge your agreement to these terms by executing a copy of this letter in the space provided below and returning it to me.

                                       Sincerely,


                                       /s/ Michael H. Walsh
                                       Michael H. Walsh
                                       President and
                                       Chief Executive Officer

Agreed:



/s/ Dana G. Mead
-------------------
Dana G. Mead